-----------------------
                                                      |OMB Number 3235-0104
                                                      |Expires: Sept. 30, 1998
                                                       -----------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
 ________                  Washington, D.C. 20549
|        |
| FORM 3 |     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
|________|
              Filed pursuant to Section 16(a) of the Securities Exchange
               Act of 1934, Section 17(a) of the Public Utility Holding
                Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

 ____________________________________________________________________________
|1.Name and Address of |2.Date of Event|4.Issuer and Ticker or Trading Symbol|
|  Reporting Person    |  Requiring    |  EcoScience Corporation             |
|                      |  Statement    |  (ECSCD)                            |
|                      |  (mo/day/yr)  |_____________________________________|
| Vanzeyst, Albert     |  9/30/98      |5.Relationship of |6.If Amendment,   |
|______________________|_______________|  Reporting Person|  Date of Original|
|(Last)    (First) (MI)|3.IRS or Social|  to Issuer (check|                  |
|                      |  Security     |  all applicable) |__________________|
|10 Alvin Court        |  Number of Re-|                  |7.Individual or   |
|______________________|  porting Per- |  (x)Director     |  Joint/Group     |
|(Street)              |  son (volun.) |  (x)10% Owner    |X-Form filed by 1 |
|                      |               |  (x)Officer      |  Reporting Person|
|E. Brunswick, NJ 08816|               |  ( )Other        | -Form filed by   |
|______________________|               |  Executive Vice  |  More than One   |
|(City) (State) (Zip)  |               |  President       |  Reporting Person|
|______________________|_______________|__________________|__________________|
|                      |      TABLE I - Non-Derivative Securities            |
|                      |                Beneficially Owned                   |
|______________________|_____________________________________________________|
|1. Title of Security           |2. Amount of   |3. Ownership  |4. Nature of |
|   (Instr. 4)                  |   Securities  |   Form:Direct|   Indirect  |
|                               |   Beneficially|   (D) or In- |   Beneficial|
|                               |   Owned       |   direct (I) |   Ownership |
|                               |   (Instr. 4)  |   (Instr. 5) |   (Instr. 5)|
|_______________________________|_______________|______________|_____________|
|                               |               |              |             |
| Common Stock                  | 2,788,716     |    D         |             |
|_______________________________|_______________|______________|_____________|
|                               |               |              |By Custodian |
| Common Stock                  |    153,095    |    I         |for daughter |
|_______________________________|_______________|______________|_____________|
|                               |               |              |             |
|                               |               |              |             |
|_______________________________|_______________|______________|_____________|


Reminder: Report on separate line for each class of securities beneficially
    owned directly or indirectly.                              SEC 1473(7-96)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

_____________________________________________________________________________
|1.Title of Deri-|2.Date Exer-|3.Title and Amount|4.Conver-|5.Owner-|6.Nature|
|  vative Secu-  |  cisable   |  of Securities   |  sion or| ship   |  of In-|
|  rity          |  and Expir-|  Underlying Deri-|  Exer.  | Form of|  direct|
|  (Inst. 4)     |  Date      |  vative Security |  Price  | Deriv. |  Bene- |
|                |  mo/day/yr |  (Instr. 4)      |  of     | ative  |  ficial|
|                |____________|__________________|  Deriva-| Securi-|  Owner-|
|                |Date  |Expi-|          |Amount |  tive   | ty: Di-|  ship  |
|                |Exer- |ra-  |          |or     |  Securi-| rect(D)|  (Instr|
|                |cis-  |tion |   Title  |Number |  ty     | or In- |  5)    |
|                |able  |Date |          |of     |         | direct |        |
|                |      |     |          |Shares |         | (I)    |        |
|________________|______|_____|__________|_______|_________|________|________|
|                |      |     |          |       |         |        |        |
|                |      |     |          |       |         |        |        |
|________________|______|_____|__________|_______|_________|________|________|
|                |      |     |          |       |         |        |        |
|                |      |     |          |       |         |        |        |
|________________|______|_____|__________|_______|_________|________|________|
|                |      |     |          |       |         |        |        |
|                |      |     |          |       |         |        |        |
|________________|______|_____|__________|_______|_________|________|________|

Explanation of Responses:


                                          /s/ Albert Vanzeyst         10/9/98
**Intentional misstatements or omissions  __________________________  ________
  of facts constitute Federal Criminal    **Signature of Reporting      Date
  Violations.  See 18 U.S.C. 1001 and       Person
  15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be
       manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.

                                                                       Page 2
                                                               SEC 1473 (7-96)
